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Employee Letter for Wednesday (4/25)

April 25, 2012

Dear Colleagues:

Earlier today, we made a number of announcements that will significantly change the shape and future of Progress Software by improving growth, profitability and shareholder value. We announced a strategic plan that builds on our extensive experience and leverages the Company’s inherent DNA and vast knowledge of application development and deployment established over our 30 years. It also leverages the experience we’ve gained from previous product strategies.

Our new mission is clear: to become a leading provider of a next-generation, application development and deployment platform in the Cloud for the Application Platform-as-a-Service (aPaaS) market. A copy of the press release we issued this morning is attached for your convenience.

Under our new plan, Progress will unify the capabilities of OpenEdge, DataDirect Connect, and Apama Analytics and Decisions in the Cloud. By Apama Analytics and Decisions, we mean Apama Complex Event Processing (CEP), Corticon Business Rules Management Solution (BRMS) and the Progress Control Tower. As a result, Progress is poised to create the industry’s most capable and language-agnostic aPaaS offering with multi-tenancy, Big Data connectivity, and real-time predictive analytics in a new generation category that is experiencing explosive growth.

Applications built to meet next generation demands will be built in the Cloud, and we are uniquely positioned for success in this market. In fact, today, approximately 15% of Progress’ 1,400 application partners have already transitioned their OpenEdge-based applications to the Cloud, and have amassed over 600 discrete applications, which gives Progress the third largest aPaaS ISV application base in the world.

Imagine – the company that pioneered the most compelling model for application development and deployment now enabling its partners and customers to build and deploy, access and analyze applications on any platform, any device and any Cloud with the industry’s fastest time-to-value.

Progress Software Confidential

Employee Letter for Wednesday (4/25)

The Progress Board of Directors, management team and I are very excited about our Company’s new direction. But to achieve this objective, we have to be single-minded. Changes like these are never easy, and I take this very seriously. We evaluated all options, and it became clear that the Company could not afford to stay on its current business course, but that we needed to change direction.

To focus on our new strategic vision, we have made the difficult, but necessary decision to divest several products that are not core to our new mission. We believe these products, along with their customers, will be better served in new homes. These products include: Actional, Artix, DataXtend, FuseSource, ObjectStore, Orbacus, Orbix, Savvion, Shadow and Sonic. Let there be no misunderstanding – each of these products is best-in-class in its own right, each supported by strong and talented engineering, design, sales and marketing teams. We are committed to seeking new homes for these products at companies whose values are consistent with ours – providing customers with superior products and services. We have created a divestiture team that is already actively exploring the sale of these products.

We will also implement a series of cost reductions which will include consolidating facilities, implementing a simplified organizational structure and reducing the size of our workforce.

For all of us, it is critical that we keep supporting the business as it exists today. This includes all of the products that we currently own, including those that we plan to divest. To ensure our future success and to demonstrate the fundamental value in each product, it is important that each of us continue to provide the same high quality products and services that our customers have come to expect from Progress. It is also important to keep in mind that we are in the early stages of our transformation. We expect to complete the divestitures by the middle to end of FY 2013.

While we don’t have all the answers today, we are committed to keeping you informed as we move through this process. I will host an all-employee conference call today at 9:00am EDT to provide more details. You can access the call by following the dial in instructions provided at

Progress Software Confidential

Employee Letter for Wednesday (4/25)

the end of this letter. In addition, later today, there will be department meetings where you will have the opportunity to ask questions. We have also posted a set of FAQs to MyProgress. My commitment to you is to keep you informed every step of the way. If you have any questions, please send them to employeefeedback@progress.com. We will use them in upcoming communications as much as possible.

Today’s announcement is also very likely to lead to increased external interest in Progress and it is important that the Company speaks with one voice. It is equally important that we avoid miscommunication and rumors, so please do not take it upon yourself to make any statements about or comment publicly regarding these changes, particularly using social media such as Facebook, Twitter, or via email. If you receive any inquiries, please refer them as follows:

•	All employee questions: employeefeedback@progress.com

•	All media enquiries: John Stewart (jstewart@progress.com or 1-781-280-4101).

•	Customers or channel partners: progressvision@progress.com

•	Shareholders or Investors: Tom Barth (tbarth@progress.com or 781-280-4135)

Over the last five months, I have developed a real appreciation for the passion and dedication each of you exhibit for our Company. As I said in our first quarter letter, the exceptional value that we deliver to our customers is a result of your hard work. Your commitment to excellence is unparalleled and will be integral to our ability to transform successfully.

On behalf of the Board of Directors and management team, I am grateful for your support.

As I have shared with many of you, I want Progress to be a good, great and important company – one that features consistent and attractive financial results, a mature, direct, and respectful environment for people to work, and a product set that matters in the grand scheme of things and has lasting value and significant impact.

Today, we have before us a unique opportunity to build the technology company of the future. It will be a company that is true to its roots and takes advantage of an emerging growth market. And, it will be the good, great and important company that we are striving for, and will present a fantastic platform for all of us to work, learn and grow.

Progress Software Confidential

Employee Letter for Wednesday (4/25)

Sincerely,

Jay Bhatt

All Employee Conference Call Dial in details

Date and Time:

Wednesday, April 25, 2012 9:00 am, Eastern Daylight Time (New York, GMT-04:00)

Wednesday, April 25, 2012 2:00 pm, GMT Summer Time (London, GMT+01:00)

Wednesday, April 25, 2012 6:00 am, Pacific Daylight Time (San Francisco, GMT-07:00)

Wednesday, April 25, 2012 9:00 pm, Singapore Time (Singapore, GMT+08:00)

WebEx Event Address:

https://progress.webex.com/progress/onstage/g.php?d=714494932&t=a

+++++++++++++++++++++++++++++++++++++++++++++++++++++

This session will automatically connect your computer to the audio bridge. Please do not dial into the audio bridge if you are connecting to the session via WebEx. Please only connect to the audio bridge if you are traveling or somehow unable to connect via WebEx.

IF YOU CANNOT JOIN VIA WEBEX, DIAL-IN NUMBERS are listed below

Event number: 714 494 932

Calling from Call-in Numbers

US/Canada toll free 1-866-469-3239

US/Canada toll 1-650-429-3300

Australia toll 61 2 8518 1927

Australia toll free 1800-049-813

Austria toll 43 125 3021 546

Austria toll free 0800-297-262

Belgium toll 32 2894 8323

Belgium toll free 0800-77667

Brazil toll free 0800-892-2407

China—North toll free 10-800-714-1686

China—South toll free 10-800-140-1717

Denmark toll 45 3272 7727

Denmark toll free 80-887293

Finland toll 358 931584366

Finland toll free 0-800-9-15116

France toll 33 170918650

France toll free 0800-91-9327

Germany toll 49 6925511 4402

Germany toll free 0800-189-0551

Greece toll free 00800-16-122035536

Hong Kong toll 852 5808 1924

Progress Software Confidential

Employee Letter for Wednesday (4/25)

Hong Kong toll free ###-##-####

India—Bharti landline toll free 000800 440 1176

India—Bharti mobile toll free 000800 440 1177

India—Tata landline toll free 000800 100 8151

India—Tata mobile toll free 000800 100 8152

Ireland toll 353 15260062

Ireland toll free 1-800-947187

Israel toll free 1-80-9453552

Italy toll 39 023 041 0443

Italy toll free 800-875-195

Japan toll 81 345808165

Japan toll free 00531161210

South Korea toll 82 (0) 234831041

South Korea toll free 00798-14-203-5535

Luxembourg toll 352 20881753

Luxembourg toll free 800-28369

Mexico toll free 001-800-514-3550

Malaysia toll free 1-800-815777

Malaysia Toll 60-3620-74508

Netherlands toll 31 207 94 7999

Netherlands toll free 0800-022-3587

Norway toll free 800-16940

New Zealand toll 64 99291753

New Zealand toll free 0800-45-9102

Norway toll 47 21049767

Singapore toll 65 31581417

Singapore toll free 800-101-2599

Spain toll 34 91791 1286

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Taiwan toll 886 (0) 221626755

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UK toll 44 203 106 4794

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Forward-Looking Statements

This letter contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this letter include, but are not limited to, statements regarding Progress’s strategic plan and the expected timing for completion; the components of that plan including operational restructuring, product

Progress Software Confidential

Employee Letter for Wednesday (4/25)

divestitures and return of capital to shareholders; acquisitions; future revenue growth, operating margin and cost savings; product development, strategic partnering and marketing initiatives; the growth rates of certain markets; and other statements regarding the future operation, direction and success of Progress’s business. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements, including, without limitation: (1) Progress’s ability to realize the expected benefits and cost savings from its strategic plan; (2) market acceptance of Progress’s strategic plan and product development initiatives; (3) disruption caused by implementation of the strategic plan and related restructuring and divestitures on relationships with employees, customers, vendors and other business partners; (4) pricing pressures and the competitive environment in the software industry and Platform-as-a-Service market; (5) Progress’s ability to complete the proposed product divestitures in a timely manner, at favorable prices or at all; (6) Progress’s ability to make technology acquisitions and to realize the expected benefits and anticipated synergies from such acquisitions; (7) the continuing weakness in the U.S. and international economies, which could result in fewer sales of Progress’s products and/or delays in the implementation of Progress’s strategic plan and may otherwise harm Progress’s business; (8) business and consumer use of the Internet and the continuing adoption of Cloud technologies; (9) the receipt and shipment of new orders; (10) Progress’s ability to expand its relationships with channel partners and to manage the interaction of channel partners with its direct sales force; (11) the timely release of enhancements to Progress’s products and customer acceptance of new products; (12) the positioning of Progress’s products in its existing and new markets; (13) variations in the demand for professional services and technical support; (14) Progress’s ability to penetrate international markets and manage its international operations; and (15) changes in exchange rates. For further information regarding risks and uncertainties associated with Progress’s business, please refer to Progress’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2011, as amended, and its Quarterly Report on From 10-Q for the fiscal quarter ended February 29, 2012. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this letter.

Important Shareholder Information

Progress will hold its 2012 Annual Meeting of Shareholders on May 31, 2012. Progress has filed with the Securities and Exchange Commission and mailed to its shareholders a definitive proxy statement in connection with the Annual Meeting. The proxy statement contains important information about Progress, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by Progress with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Progress’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Progress by directing a request to Progress at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

Progress and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Progress in connection with the Annual Meeting. Information regarding Progress’s directors and executive officers is contained in Progress’s annual report on Form 10-K filed with the SEC on January 30, 2012, as amended, and definitive proxy statement filed with the SEC on April 20, 2012.

Progress Software Confidential

STRATEGIC PLAN MyProgress FAQs Wednesday, 25 April

1.	What did we announce today?

Today we announced a new strategic plan designed to enhance growth, profitability and shareholder value. Under the plan, we will combine OpenEdge, DataDirect Connect and Apama Analytics and Decisions products into a single, cohesive offering to become a leading provider of a next-generation, application development and deployment platform in the Cloud for the Application Platform-as-a-Service (aPaaS) market. The strategic plan leverages our inherent DNA and vast experience in application development and deployment established over 30 years.

In conjunction with this strategic vision, we intend to immediately embark on several initiatives to further strengthen the Company and enhance shareholder value. These initiatives include:

1.	Divest Non-core Product Lines. We will divest ten non-core product lines: Actional, Artix, DataXtend, FuseSource, ObjectStore, Orbacus, Orbix, Savvion, Shadow and Sonic. Each of these product lines are strong and viable, however, they no longer fit into our core mission. We expect to complete these divestitures by the middle to end of FY 2013.

2.	Cost Reductions. We expect to reduce annual run-rate costs by approximately $55 million on a gross basis, or $40 million net after additional investments, by the end of FY 2012. These efforts include: consolidating facilities and implementing a simplified organizational structure. In addition, we intend to reduce our global workforce by approximately 10 to15 percent. We expect to complete most of these workforce reductions during our second and third fiscal quarters of 2012, depending upon local legal requirements.

3.	Share Repurchase. The Board of Directors has authorized a $350+ million share repurchase program, which will be implemented over FY 2012 and FY 2013. We expect to complete approximately $150 million of this share repurchase program by the end of the current fiscal year and at least $200 million in FY 2013.

4.	Invest in Core Products. Operational initiatives include (1) Investing in sales, marketing, and strategic product development for OpenEdge and the Progress Arcade portal in order to leverage the global ecosystem formed around this leading application development and deployment platform; (2) Rejuvenating the market-leading data direct connect database drivers by expanding the product portfolio, investing in new channels, building and establishing a dominant online presence and launching a cloud connect service; and (3) Strengthening the capital market focus around Apama Analytics and Decisions, executing on key use cases to enable application analytics in the cloud, and launching a real time analytics cloud service.

We believe the actions announced address the challenges we have faced and set forth a new path to capitalize on exciting market opportunities, while building a leaner, more successful company to return to a growth trajectory.

These transformative initiatives will impact all departments globally. Changes will be communicated by senior management.

2.	Why are you doing this now?

For a variety of reasons, 2011 was a very challenging year for our company. Recognizing the need to take a fresh look at our strategic direction, our Board of Directors brought in our first President and CEO

Progress Software CONFIDENTIAL	DO NOT COPY or DISTRIBUTE

STRATEGIC PLAN MyProgress FAQs Wednesday, 25 April

from outside of the Company. The mandate: improve our growth and performance with a laser focus to meet the needs of our customers, build the greatest value for shareholders and provide even more opportunities for our employees. We have learned from our positive experience with RPM and we are leveraging our inherent DNA in application development and deployment. The result: an evolutionary strategy to become a leading provider of a next-generation, application development and deployment platform in the Cloud for the Application Platform-as-a-Service (aPaaS) market. To implement our new strategy, we needed to make difficult yet necessary decisions to focus our business to build a better, stronger Progress.

3.	Is this announcement simply a reaction to the proxy contest with Starboard?

No. When Jay Bhatt joined as CEO last December, he immediately began reviewing the business. Over the past five months, Jay and members of his management team met with customers, partners and shareholders and worked with the Board of Directors and our independent advisors to determine the best plan for growth and profitability. The new plan is the result of this comprehensive review process, and Jay and the Board believe it is the best plan for all shareholders.

4.	What is the Company’s mission?

Our mission is clear: Progress Software will be a leading independent application development and deployment platform in the Cloud (aPaaS).

5.	What products will be a part of the new Progress portfolio?

The new portfolio will be built to provide customers with the industry’s best Application Platform-as-a-Service environment. The journey to get there involves three main product lines:

I.	OpenEdge (the application development platform that will transition to the Cloud);

II.	DataDirect Connect (for data connectivity in the Cloud); and

III.	Apama Analytics and Decisions, which consists of Apama Complex Event Processing (CEP), Corticon Business Rules Management Solution (BRMS) and the Progress Control Tower (for real-time analytics, decisions and visualization in the Cloud).

6.	What products will be divested?

The Products to be divested include: Actional, Artix, DataXtend, FuseSource, ObjectStore, Orbix, Orbacus, Savvion, Shadow, and Sonic. Despite the strength of these best-in-class products, they are no longer core to our mission, and will be divested over time. We expect these divestitures will be completed by the middle to end of FY 2013.

Our goal is to manage these divestitures with a disciplined approach to ensure all our customers continue to reap the high value to which they are accustomed. Moreover, we will help them transition step-by-step to their new homes seamlessly, instilling confidence among all key stakeholders.

7.	How will we continue to market and sell products to be divested?

Our goal is to manage the divestiture of these best-in-class products with a disciplined approach to ensure all our customers continue to reap the high value to which they are accustomed. To do this, we all must stay focused and make sure that it is business as usual at our company. We must ensure that customers receive seamless service at the point of, and following, divestiture with minimal disruption.

Progress Software CONFIDENTIAL	DO NOT COPY or DISTRIBUTE

STRATEGIC PLAN MyProgress FAQs Wednesday, 25 April

8.	What happens to employees involved with the products to be divested?

Keep in mind that we just announced our plan, and we are in the early stages of our transformation. The Company is developing a product-by-product approach to this process, and you should consult with your manager if you have further questions. We will continue to keep you updated with important information as it becomes available.

Ultimately, the decision to continue the employment of personnel associated with divested products will be made by the buyer. We expect that a buyer is likely to place a value on the key people who know how to make, sell, and support the divested products. It is also possible that a buyer will decide not to employ some or all of the people who currently support a given product line, and therefore some of those people may ultimately be terminated.

It is important to keep in mind that we are in the very early stages of our transformation and the divestiture process will be completed by the middle to end of FY 2013. While we do not have all the answers today, we are committed to keeping you informed as we move through this process.

9.	Will Progress continue to pursue acquisitions during the transition?

We are focused on implementing our strategic plan to drive value for all of our stakeholders. While our primary focus now is on executing our strategic plan, we will continue to evaluate opportunities that could help us either achieve or accelerate our stated mission, including potential select acquisitions. We will be disciplined in our approach to M&A.

10.	Are we stopping RPM? Will RPM 3.0 be released?

While we will continue to market and sell the individual, best-in-class products that when packaged together comprised RPM, we will no longer market and sell the RPM solution. RPM 3.0 will not be released. Individual product roadmaps will be announced in the future.

11.	Will Progress change its branding strategy, logos or other aspects of its brand, look and feel?

There are no plans at this time to make changes to any corporate branding, product logos, or look and feel. As we execute on our strategic plan, we may make adjustments based on what’s best for the business.

12.	How will the Progress organization be structured?

Under the strategic plan, our organization is evolving to support a single business focus, and we are committed to an efficient organizational structure that allows us to implement the plan effectively. To achieve this, we will be organized functionally on a worldwide basis. Jay Bhatt is finalizing the details of his executive and management team, and we will announce the new structure when it is finalized.

Progress Software CONFIDENTIAL	DO NOT COPY or DISTRIBUTE

STRATEGIC PLAN MyProgress FAQs Wednesday, 25 April

13.	Are there more/other leadership changes coming?

Jay Bhatt will announce any changes to his leadership team as soon as possible. We have engaged a national recruiting firm to help us find a new CFO, and we may need to add other key individuals to fill leadership roles in the new organizational structure. The Progress Software leadership team comprises strong industry veterans, who have each held similar senior management roles at multiple high-tech companies. They have successfully guided companies through all stages of growth and change, and they are experienced in building high-performing organizations.

14.	Will there be any changes in compensation plans and benefits packages?

Given the significant number of changes we’re announcing, there is no single answer. Please feel free to talk with your manager directly. In general, we are not anticipating any across-the-board changes in compensation plans and benefits packages for employees who are remaining with the Company. The restructuring does not mean that there will be no merit increases and no bonuses for FY 2012 or 2013. We expect to communicate in June the corporate bonus plan for FY 2012. In addition, we expect to communicate in June our equity program in FY 2012.

For employees associated with the divested products, ultimately, the decision to continue the employment of personnel associated with divested products will be made by the buyer. The buyer will also decide the compensation plans and benefits packages applicable to those employees.

15.	Does this mean that my job/reporting structure may/will change?

We are evolving to support a single business focus, and to achieve this we will be organized functionally on a worldwide basis to better meet the challenges ahead, to grow our business significantly, and to be as operationally efficient as possible. As a result, there are likely to be a number of changes to the organizational structure, and we will communicate information as it becomes available.

16.	What can employees expect over the next couple of weeks and months to facilitate a smooth transition?

We are committed to keeping you informed as we move through this process and ensuring that all changes are managed as smoothly as possible.

For all of us, it is critical that we keep supporting the business as it exists today. This includes all of the products that we currently own, including those that we plan to divest. To ensure our future success and to demonstrate the fundamental value in each product, it is important that each of us continue to provide the same high quality products and services that our customers have come to expect from Progress. It is also important to keep in mind that we are in the early stages of our transformation. We expect to complete the divestitures by the middle to end of FY 2013.

17.	Do we have a communications plan for customers and partners? Who is leading this and what are we doing?

Andy Zupsic, SVP for our Global Field Operations, will lead this plan in partnership with the marketing organization.

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STRATEGIC PLAN MyProgress FAQs Wednesday, 25 April

But for all of us, it is critical that we keep providing our customers and partners with the high quality service that they have come to expect. We are in the process of developing a formal transition and communication plan for each of our customers that will ensure they continue to benefit from the Progress solution they have chosen or are considering.

18.	What should Progress employees do if they have any questions?

We are committed to keeping you informed as we move through this process. We encourage you to reach out to your manager should you have further questions, and you are free to send any questions you may have to employeefeedback@progress.com. We will use them in upcoming communications as much as possible.

19.	If the press, industry analysts or financial analysts call to inquire about the restructuring, what should I do? What should I say?

All press and industry analyst enquiries are to be directed to John Stewart. The only comment you can make is as follows: “I am not in a position to comment on this and would like to refer you to John Stewart at our headquarters.” John Stewart’s contact information is as follows: jstewart@progress.com; Office: 1-781-280-4101; Mobile: 1-978-289-3185.

If you receive any inquiries from investors or financial analysts, please refer them to Tom Barth, Vice President, Investor Relations, at (781) 280-4135, or tobarth@progress.com.

It is important that our messages regarding the new strategic plan be consistent with these FAQs and other documents we have publicly released. Accordingly, we request that employees avoid commenting on the plan, particularly using social media outlets such as Facebook or Twitter.

Forward-Looking Statements

These FAQs contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in these FAQs include, but are not limited to, statements regarding Progress’s strategic plan and the expected timing for completion; the components of that plan including operational restructuring, product divestitures and return of capital to shareholders; acquisitions; future revenue growth, operating margin and cost savings; product development, strategic partnering and marketing initiatives; the growth rates of certain markets; and other statements regarding the future operation, direction and success of Progress’s business. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements, including, those described in Progress’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2011, as amended. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this letter.

Important	Shareholder Information

Progress Software CONFIDENTIAL	DO NOT COPY or DISTRIBUTE

STRATEGIC PLAN MyProgress FAQs Wednesday, 25 April

Progress will hold its 2012 Annual Meeting of Shareholders on May 31, 2012. Progress has filed with the Securities and Exchange Commission and mailed to its shareholders a definitive proxy statement in connection with the Annual Meeting. The proxy statement contains important information about Progress, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by Progress with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Progress’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Progress by directing a request to Progress at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

Progress and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Progress in connection with the Annual Meeting. Information regarding Progress’s directors and executive officers is contained in Progress’s annual report on Form 10-K filed with the SEC on January 30, 2012, as amended, and definitive proxy statement filed with the SEC on April 20, 2012.

Progress Software CONFIDENTIAL	DO NOT COPY or DISTRIBUTE